Exhibit 2
EXHIBIT 2 – STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT

Stock Option Agreement (this “Agreement”), dated as of February 4, 2007, between Simon Property Group, Inc., a Delaware corporation (“Purchaser”), and Stark Master Fund Ltd., a BVI corporation (“Stockholder”).

Background

A.            Stockholder beneficially owns 2,830,061 shares of common stock, par value $.01 per share (“Common Stock”), of Mills Corporation, a Delaware corporation (the “Company”).

B.            Purchaser intends to submit a proposal to acquire the Company at a cash price per share of Common Stock of at least $23 (the “Proposal”), with the objective of entering, directly or through an affiliated entity, into a merger agreement with the Company (the “Purchaser Merger Agreement”) upon the termination of the Company’s existing merger agreement in accordance with its terms.

C.            As a condition to the willingness of Purchaser to propose the acquisition of the Company, Purchaser has required that Stockholder agree, and Stockholder has agreed, to grant Purchaser the option to purchase the 2,830,061 shares of Common Stock beneficially owned by Stockholder (the “Shares”).

In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1              Stock Option.

1.1.          Grant of Stock Option.  Subject to the terms herein, Stockholder hereby grants to Purchaser an irrevocable option (the “Stock Option”) to purchase all of the Shares upon the terms and subject to the conditions set forth herein at a cash price per Share equal to the greater of (i) $23 or (ii) such greater price to be paid for shares of Common Stock upon consummation of the merger contemplated by the Purchaser Merger Agreement (as such Agreement may be amended from time to time) or pursuant to any tender offer made pursuant to the Purchaser Merger Agreement (as such Agreement may be amended from time to time) (the

“Option Price”).  If Stockholder acquires beneficial ownership of additional Shares after the date hereof, then such additional Shares shall become subject to the Option and Stockholder shall notify Purchaser in writing of such acquisition.

1.2.          Exercise of Stock Option.  (a)  The Stock Option may be exercised by Purchaser, in whole or in part, at any time, or from time to time, prior to the Termination Date (as hereinafter defined) if and only if (i) Merlot waives the ownership limitations set forth in Article XII of its certificate of incorporation (as amended) with respect to Buyer and any persons who may be deemed to be part of a group with Buyer for purposes of such ownership limitations and (ii) the Purchaser Merger Agreement shall have been entered into by Purchaser or an affiliated entity and the Company.

(b)           In the event Purchaser wishes to exercise the Stock Option, Purchaser shall send a written notice (an “Exercise Notice”) to Stockholder specifying the total number of Shares Purchaser wishes to purchase from the Stockholder and a date, which shall be a Business Day, and a place, which shall be in the City of New York, for the closing of such purchase (a “Stock Option Closing”).  The date specified in such Exercise Notice may be as early as four Business Days after the date of such Exercise Notice.

(c)           If on the date an Exercise Notice is delivered to Stockholder, Purchaser is prohibited by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) from purchasing the number of Shares specified in the Exercise Notice, then there shall be two Stock Option Closings.  At the first Stock Option Closing, the maximum number of Shares which Purchaser is then permitted to purchase by the HSR Act shall be deemed to be the number of Shares specified in the Exercise Notice for that Stock Option Closing.  A second Stock Option Closing shall be held two Business Days after Purchaser provides written notice to Stockholder of Purchaser’s ability to purchase the remaining Shares specified in the original Exercise Notice.

(d)           For the purposes of this Agreement, the term “Business Day” shall mean a day on which banks are not required or authorized to be closed in the City of New York.

1.3.          Conditions to Delivery of the Shares.  The obligation of Stockholder to deliver the Shares upon any exercise of a Stock Option is subject to the following additional conditions:

(a)           All waiting periods under the HSR Act applicable to such exercise of the Stock Option and the delivery of the Shares subject to such Stock Option in respect of such exercise shall have expired or been terminated; and

(b)           There shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting such exercise of such Stock Option or the delivery of the Shares subject to such Stock Option in respect of such exercise.

1.4.          Stock Option Closings.  At each Stock Option Closing, Stockholder will deliver to Purchaser a certificate or certificates evidencing the number of Shares specified in the Exercise Notice delivered to Stockholder in respect of such Stock Option Closing, each such certificate being duly endorsed in blank and accompanied by such stock powers and such other documents as may be necessary in Purchaser’s judgment to transfer record ownership of the Shares into Purchaser’s name on the stock transfer books of the Company and Purchaser will purchase the delivered Shares at the Offer Price.  All payments made by Purchaser to Stockholder pursuant to this Section 1.4 shall be made by wire transfer of immediately available funds to an account specified in writing by Stockholder, in an amount equal to the product of (a) the Option Price and (b) the number of Shares specified in the Exercise Notice delivered in respect of such Stock Option Closing.

1.5.          Adjustments Upon Changes in Capitalization.  In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, subdivision, merger, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash or securities) which would have the effect of diluting or otherwise adversely affecting Purchaser’s rights and privileges under this Agreement, the number and kind of the Shares and the consideration payable in respect of the Shares shall be appropriately and equitably adjusted to restore to Purchaser its rights and privileges under this Agreement.  Without limiting the scope of the foregoing, in any such event, at the option of Purchaser, the Stock Option shall represent the right to purchase, in addition to the number and kind of Shares which Purchaser would be entitled to purchase pursuant to the immediately preceding sentence, whatever securities, cash or other property the Shares subject to the Stock Option shall have been converted into or otherwise exchanged for, together with any securities, cash or other property which shall have been distributed with respect to such Shares.

1.6.          Purchaser Sale of Shares.  (a) If subsequent to the exercise of the Stock Option, the Merger Agreement is terminated and within twelve months after the termination of the Merger Agreement Purchaser (or any affiliate of Purchaser to which the Shares have been transferred) sells or otherwise in any way disposes of, in whole or in part, the Shares to a third party (other than an affiliate of Purchaser) in a transaction in which Purchaser (or its affiliated transferee) receives cash and/or securities having a value in excess (such excess is hereinafter the “Excess”) of the Option Price, Purchaser will, promptly after the completion or sale or other disposition, pay or deliver to Stockholder 50% of the Excess for each Share sold or otherwise disposed of within three Business Days after Purchaser receives such Excess.  That portion of the Excess shall be paid, to the extent Purchaser (or its transferee) received cash, in cash and, to the extent that Buyer (or its transferee) received securities or other consideration, in such securities, or other consideration (or, if there is received a combination of cash and securities, then the portion of the Excess shall be paid in a combination of cash and securities in the same proportion as received in the disposition of the Shares.  (If Purchaser sells Shares in addition to the Shares acquired pursuant to the exercise of this

Option but does not sell all of the Shares it owns, then it shall be deemed to have sold that portion of the Shares acquired pursuant to the Option equal to the proportion such Shares represent of all Shares owned by Purchaser.)

(b)           The value of such securities or other consideration shall be determined as of the date of the receipt thereof.  The value of any securities listed on a national securities exchange or traded on the Nasdaq National Market shall be equal to the average closing price of such security on such exchange or Nasdaq National Market for the ten trading days prior to the date of determination.  If Purchaser and Stockholder cannot within 15 days of receipt of any other securities or other consideration agree as to its value, the value of such consideration shall be determined by agreement between two nationally recognized investment banking firms, one of which will be designated by Purchaser and the other of which will be designated by Stockholder.  Each of Purchaser and Stockholder shall be responsible for the costs and expenses of the investment banking firm it designates.  If such investment banking firms are unable to agree as to the value of such securities or other consideration within 30 days after receipt thereof by Purchaser, such value shall be established by a third investment banking firm selected by the initial investment banking firms.  All costs and expenses of the third investment banking firm shall be shared equally by Purchaser and Stockholder.

2.             Representations and Warranties of Stockholder.  The Stockholder hereby represents and warrants to Purchaser as follows:

2.1.          Title to the Shares.  Stockholder is the owner (both beneficially and of record) of the Shares (which term as of the date hereof is comprised of 2,830,061 shares of Common Stock) and Stockholder does not beneficially own any other shares of Common Stock.  Stockholder owns all of the Shares free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Stockholder’s voting rights, charges and other encumbrances of any nature whatsoever, and, except as provided in this Agreement, Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of the Shares.  Upon the exercise of the Stock Option and the delivery to Purchaser by Stockholder of a certificate or certificates evidencing the Shares, Purchaser will receive good, valid and marketable title to the Shares, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Purchaser’s voting rights, charges and other encumbrances of any nature whatsoever.

2.2.          Authority Relative to This Agreement.  The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Stockholder.  This Agreement has been duly and validly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

2.3.          No Conflict.  The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) requirements of federal and state securities laws, and (ii) requirements arising out of the HSR Act, (b) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents, if any, of Stockholder, (c) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Stockholder or by which any property or asset of Stockholder is bound or affected, or (d) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property or asset of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any property or asset of Stockholder is bound or affected, except in each case to the extent any such breach or default, whether taken singly or in the aggregate, would not have a material adverse effect on Stockholder’s ability to consummate the transactions contemplated hereby.

2.4.          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

3.             Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Stockholder as follows:

3.1.          Authority Relative to This Agreement.  Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

3.2.          No Conflict.  The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) requirements of federal and state securities laws, and (ii) requirements arising out of the HSR Act, (b) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents, if any, of Purchaser, (c) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or by which any property or asset of Purchaser is bound or affected, or (d) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property or asset of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any property or asset of Purchaser is bound or affected, except in each case to the extent any such breach or default, whether taken singly or in the aggregate, would not have a material adverse effect on Purchaser or its ability to consummate the transactions contemplated hereby.

3.3.          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Stockholder in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

4.             Covenants of Stockholder.

4.1.          No Disposition or Encumbrance of Shares.  Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, Stockholder shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on Stockholder’s voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares now owned or that may hereafter be acquired by Stockholder.  Notwithstanding the foregoing, nothing in this Agreement shall prevent Stockholder from (i) tendering any of the Shares into any tender offer made pursuant to the Purchaser Merger Agreement (and any Shares purchased in such tender offer shall reduce the number of Shares of Common Stock subject to the Option), (ii) tendering any of the Shares into any other tender offer for consideration in excess of the Option Price if Shares may be purchased pursuant to that tender offer prior to the earlier of (x) April 30, 2007 and (y) the date Purchaser or an entity affiliated with Purchaser shall have entered into the Purchaser Merger Agreement, (iii) accepting the merger consideration in exchange for the Shares upon consummation of the merger contemplated by the Purchaser Merger Agreement, or (iv) accepting the merger consideration in exchange for the Shares upon consummation of a merger between the Company and any other third party following the purchase of shares of Common Stock by that third party pursuant to a tender offer.

4.2.          No Solicitation of Transactions.  Stockholder shall not, directly or indirectly, through any agent or representative or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), trust, association or entity (collectively, other than Purchaser and any affiliate of Purchaser, a “Person”) relating to (i) any acquisition or purchase of all or any of the Shares or (ii) any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any of its subsidiaries (each, a “Subsidiary”) or any business combination with the Company or any Subsidiary or participate in any negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing.

5.             Termination.  This Agreement and the Option shall automatically terminate upon the earliest of (i) on the close of business on February 9, 2007 if Purchaser or an entity affiliated with Purchaser has not delivered the Proposal in writing to the Company on or before that time, (ii) on the close of business on April 30, 2007 if Purchaser or an entity affiliated with Purchaser has not entered into the Purchaser Merger Agreement on or before such time, (iii) the termination of the Purchaser Merger Agreement (if the Purchaser Merger Agreement is entered into on or before the time specified in clause (i)), (iv) August 1, 2007, or (v) the transfer of all the Shares as permitted by Section 4.1 hereof.  (The time of such termination is referred to as the “Termination Date”).  The provisions of Section 1.6 hereof shall survive any termination of this Agreement.  Although neither of the parties to this Agreement believes, or intends, that a “group” as defined in Section 13(d)(3) of the Exchange Act (a “13D Group”) shall be formed or result from this Agreement or the transactions contemplated hereby, if the U.S. Securities and Exchange Commission (the “SEC”) determines that Purchaser and Stockholder have formed, joined in or are in any way participating in a 13D Group together or if Purchaser or any affiliated entities files a Statement on Schedule 13D with the SEC stating that Purchaser and Stockholder have formed, joined in or are in any way participating in a 13D Group together, then either Purchaser or Stockholder may terminate this Agreement and the Option by delivering written notice to the other.  (If either party receives any inquiry from the SEC regarding this Agreement and a 13D Group, then it shall advise the other of this inquiry reasonably promptly).

6.             Miscellaneous.

6.1.          Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

6.2.          Further Assurances.  Stockholder and Purchaser will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

6.3.          Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

6.4.          Entire Agreement.  This Agreement constitutes the entire agreement between Purchaser and Stockholder with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between Purchaser and Stockholder with respect to the subject matter hereof.

6.5.          Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that Purchaser may assign all or any of its rights and obligations hereunder to any affiliate of Purchaser, provided that no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

6.6.          Parties in Interest.  This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7.          Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.  Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

6.8.          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

6.9.          Notices.  Except as otherwise provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile transmission, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.9):

if to Purchaser:

Simon Property Group, Inc.
225 W. Washington Street
Indianapolis, IN 46204
Attention:	James M. Barkley, Esq.
General Counsel
Facsimile:	(317) 685-7377
Telephone:	(317) 263-7083

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004-1980
Attention:	Peter Golden
Facsimile:	(212) 859-4000
Telephone:	(212) 859-8000

if to Stockholder:

Stark Master Fund Ltd.
c/o Stark Offshore Management LLC
3600 South Lake Drive
St. Francis, Wisconsin 53235
Attention:	Todd Turall
Facsimile:	(414) 294-7700
Telephone:	(414) 294-7000

with a copy of all communications to Stockholder:

Baker & McKenzie, LLP
One Prudential Plaza, Suite 3500
130 East Randolph Drive
Chicago, Illinois 60601
Attention:	James P. O’Brien
Michael F. DeFranco
Facsimile:	(312) 861-2899
Telephone:	(312) 861-8000

6.10.        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in Delaware without regard to any principles of choice of law or conflicts of law of such state.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware and the parties agree to personal and subject matter jurisdiction therein.

6.11.        Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.12.        Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

SIMON PROPERTY GROUP, INC.

By:	/s/ Stephen E. Sterrett
Name: Stephen E. Sterrett
Title: Executive Vice President and Chief Financial Officer

STARK MASTER FUND LTD
By: STARK OFFSHORE MANAGEMENT LLC,
its investment manager

By:	/s/ C.M. Lancaster
Name: C.M. Lancaster
Title: Principal